FIRST AMENDMENT TO
SECURITIES LENDING AGREEMENT

THIS FIRST AMENDMENT TO SECURITIES LENDING AGREEMENT ("Amendment") is made and entered into effective as of October 20, 2020, by and between U.S. BANK NATIONAL ASSOCIATION ("Bank") and PROFESSIONALLY MANAGED PORTFOLIOS, on behalf of each respective series identified in Exhibit A attached to the Agreement (each such series hereinafter referred to as a separate "Customer").

WITNESSETH:

WHEREAS, Customer and Bank are parties to that certain Securities Lending Agreement dated effective as of June 9, 2015, as amended from time to time ("Agreement"); and

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.Loan Fee Schedule. The Loan Fee Schedule attached as Exhibit C to the Agreement shall hereby be deleted and replaced by the Loan Fee Schedule attached as Exhibit C to this Amendment.

2.Election of Collateral Investment. The Election of Collateral Investment attached as Exhibit D to the Agreement shall hereby be deleted and replaced by the Election of Collateral Investment attached as Exhibit D to this Amendment.

3.No Further Effect. Except as expressly amended or modified hereby, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and a part of the Agreement.

4.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above-written.

PROFESSIONALLY MANAGED PORTFOLIOS

By: /s/ Elaine E. Richards

Name: Elaine E. Richards

Title: President 10/13/2020

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jill Stevenson

Name: Jill Stevenson October 20, 2020

Title: Vice President

EXHIBIT C

LOAN FEE SCHEDULE

The Bank shall be paid a fee for administering the securities lending program for the Customer. The fee shall be calculated daily by the Bank against the Net Income earned by the Customer on such day. The fee shall equal thirty percent (30%) of Net Income and shall be retained monthly by the Bank out of the Customer’s aggregate Net Income for such month, provided, however, that if the fee is not so retained, the Customer shall pay such fee upon request from the Bank.

EXHIBIT D
ELECTION OF COLLATERAL INVESTMENT

U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
Pursuant to the Securities Lending Agreement dated as of June 19, 2015 ("Agreement") between U.S. Bank National Association and Professionally Managed Portfolios, on behalf of its respective series listed on Exhibit A (each a "Customer"), Customer desires to select the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).

Customer hereby requests that Mount Vernon Liquid Assets Portfolio, LLC (“MVL”) be designated as a Collateral Investment pursuant to Section 1 of the Agreement, effective as of the date on which the subscription agreement relating to MVL attached as Attachment 1 has been fully executed by Customer and Bank. This election to use MVL does not otherwise amend the terms of the Agreement.

Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Signed for and on behalf of Customer:	Acceptance:

Professionally Managed Portfolios	U.S. Bank, N.A. hereby confirms acceptance of the terms set out above.
By: /s/ Elaine E. Richards
Name: Elaine E. Richards	By: /s/ Jill Stevenson
Title: President	Name: Jill Stevenson
Date: 10/13/2020	Title: Vice President
Date: October 20, 2020

Acknowledged by Investment Adviser:

By: /s/ George V. Young
Name: George V. Young
Title: Partner
Date: 9-28-20

ATTACHMENT 1

Subscription Agreement